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Exhibit 10.49

[WIND RIVER LOGO]

June 27, 2001

BY HAND DELIVERY

Richard Kraber

Dear Dick:

    This letter sets forth the substance of the agreement (the "Agreement") that Wind River Systems, Inc. (the "Company") is offering to you in connection with your retirement from the Company.

    1.  Resignation.  You have tendered, and the Company has accepted, your resignation from employment pursuant to your retirement from the Company, as described herein. You resigned from your position as the Company's Chief Financial Officer and Corporate Secretary as of September 25, 2000, and resigned as Vice President of the Company as of March 23, 2001. Your employment will continue during the transition periods described below until March 31, 2002, on which date your employment with the Company will terminate (the "Separation Date").

    2.  Transition Periods.  You will continue to provide services to the Company as an employee until the Separation Date, as follows.

      a.  First Transition Period.  You will continue to provide services to the Company as an employee on a part-time status during a First Transition Period, beginning January 15, 2001 and ending June 30, 2001 (the "Transition Date"). During this First Transition Period: (i) your duties will be as directed by the Company's Chief Executive Officer (the "CEO"), in the areas of acquisitions and mergers or other areas as mutually agreed; and (ii) the Company will continue to provide you with your full base salary of $19,583 per month, except as temporarily reduced by 10% by the CEO for May and June of 2001, one-half paid each pay period, and a prorated bonus of $58,750 paid as soon as practical at the end of the First Transition Period, and full benefits. The Company will pay you at your $19,583 per month rate for all accrued and unused vacation and sabbatical time as of the Transition Date, in or about July 2001.

      b.  Second Transition Period.  You will continue to provide services to the Company as an employee during a Second Transition Period, from July 1, 2001 until the Separation Date. During this Second Transition Period: (i) your duties will be as directed by the CEO on a consulting basis working out of our Alameda, CA headquarters or your Lafayette, CA home office, working in the areas of acquisitions and mergers or other areas that are mutually agreeable; (ii) the Company will pay you $6,000.00 per month, less required withholdings and deductions, for the period July 1, 2001 through December 31, 2001, and the additional single lump sum of $14,000.00, less required withholdings and deductions, payable in January 2002, for the period from January 1, 2002 until the Separation Date; and (iii) the Company will continue to provide you with full benefits except vacation and sabbatical accrual.

    3.  Stock Options.  The attached Exhibit C specifically outlines the vesting schedule of shares through March, 31, 2002. Effective June 27, 2001 all option shares that would have been exercisable as of March 31, 2002 (the 148,756 option shares) will become immediately exercisable. All the shares that would have been unvested (the 36,774 option shares) as of March 31, 2002 will be cancelled effective June 27, 2001. You will then have until the close of market on June 30, 2002 to exercise any option shares that were vested as of the Separation Date. All other terms, conditions, and limitations applicable to your options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company, the applicable stock option plan documents, and any other documents applicable to the options. As of June 30, 2001, you are no longer considered an insider for stock trading purposes and may trade on the same basis as any non-insider employee.

    4.  Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits (at the same level of coverage for yourself and your dependents as you were receiving as of the Separation Date) at company expense through December 31, 2002, and at your own expense thereafter. Under statutes currently in effect, this continuation would extend until age 65. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.

    5.  Life Insurance.  The Company will pay all premiums due on the split dollar life insurance policy issued by John Hancock for the coverage period ending December 31, 2002. Following that date all other terms and conditions of the policy and the split-dollar agreement entered into between the Company and you will remain in effect and unchanged to the scheduled roll-out/Company premium recovery date on March 3, 2013, except that you will be responsible for reimbursing the Company annually for an amount equal to the economic benefit cost of the coverage as furnished by the carrier and/or Sitzmann, Morris and Lavis. These repayments will reduce the amount of the Company recovery on March 3, 2013, as outlined in Exhibit D.

    6.  Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from the Company.

    7.  Expense Reimbursement.  During the transition periods you agree to submit on a timely basis documented expense reimbursement statements reflecting all business expenses you incur through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

    8.  Return of Company Property.  You agree that on or before the Separation Date you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) ("Company Property"); provided, however, that you may continue to possess, prior to the Separation Date, any such documents or other Company materials necessary for your performance of services to the Company after the Transition Date and for which you receive express approval from the Company.

    9.  Proprietary Information Obligations.  You acknowledge your continuing obligation to comply with your Proprietary Information And Inventions Agreement, a copy of which is attached hereto as Exhibit A, at all times during, and subsequent to the termination of, your employment with the Company.

    10. Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you may not disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

    11. Noncompetition.  During your continued employment by the Company until the Separation Date, except on behalf of the Company, you agree that you will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, become financially interested in, be employed by, perform services for, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever that competes directly, or is preparing to engage in competition, with the Company, throughout the world (collectively, "Competitor"), in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any Competitor, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 2 percent of the voting stock of such corporation.

    12. Nondisparagement.  Both you and the Company (by its officers and directors) agree not to disparage the other party, or the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process, after giving reasonable advance notice to the other party.

    13. Your Release of Claims.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its officers, directors, agents, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or your retirement from such employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership or equity interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the federal Age Discrimination in Emplovment Act, as amended ("ADEA"); tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. However, this Agreement shall not relieve or limit the obligation of the Company to indemnify Kraber in accordance with, and subject to the limitations of, California Corporations Code section 317 and/or the bylaws of the Company for claims or actions filed against Kraber arising out of his performance of his normal duties during the time he was an officer of the Company. This release shall become effective upon the receipt by Kraber of the sums specified in Paragraph 2(a) above.

    14. Company's Release of Claims.  In exchange for the consideration provided to the Company under this Agreement, including your agreement to work for the Company during the transition periods described above, the Company hereby generally releases, acquits and forever discharges you, and your attorneys, successors, representatives and assigns, of and from any and all claims, liabilities, demands, causes of action, costs expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the

Company, the performance of your duties as an officer of the Company or your retirement from such employment; provided, however, that the Company is not releasing any claims arising from any acts or omissions by you occurring on or before the Effective Date of this Agreement of which the Company becomes aware and gives you written notice on or before the Separation Date.

    15. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after the date you sign this Agreement (the "Effective Date").

    16. Section 1542 Waiver.  In granting the releases herein, the parties hereby acknowledge that they have read and understand Section 1542 of the California Civil Code, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to their releases of claims hereby.

    17. Supplemental Release.  In further exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you agree to sign and deliver to the Company a supplemental release of claims (the "Supplemental Release"), in the form attached hereto as Exhibit B, on or within one week following the Separation Date.

    18. Arbitration.  To ensure rapid and economical resolution of any disputes that arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes involving enforcement of the Proprietary Information And Inventions Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement (including Exhibit B) shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum), by a single arbitrator, conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California, under the then-existing JAMS employment arbitration rules and procedures. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.

    19. Miscellaneous.  This Agreement, including Exhibits A, B, C and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to these subject matters. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and merges any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

    If this Agreement is acceptable to you, please sign below and return one original to me, and sign and return to me the Supplemental Release on or after March 31, 2002. I wish you all the best in your future endeavors.

Sincerely,
Wind River Systems, Inc.
By: /s/ JOHN BRENNAN
Exhibit A—Proprietary Information And Inventions Agreement
Exhibit B—Supplemental Release
Exhibit C—Stock Option Vesting Schedule
Exhibit D—Split Dollar Life Cost Schedule
AGREED AND ACCEPTIED:
By: /s/ RICHARD KRABER RICHARD KRABER
6/27/01 Date

EXHIBIT A

Invention Assignment And
Proprietary Information Agreement

    In consideration of my employment or continued employment by Wind River Systems, Inc. (the "Company") and the compensation now and hereafter paid to me, I hereby represent and agree as follows:

1.
I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I am expected to make new contributions to and create inventions of value for the Company.

2.
I will promptly disclose in confidence to the Company all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, which are related in any way to the business of the Company, similar to or competitive with the products or research and development activities of the Company, or sold to the Company's customers or potential customers.

3.
I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the, Company or (c) relate to the business or the actual or anticipated research or development of the Company, will be the sole and exclusive property of and are hereby assigned to the Company. I understand that the provisions of this paragraph do not apply to any Invention that qualifies fully under Section 2870 of the California Labor Code, which is set forth in the Appendix to this Agreement.

4.
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

5.
I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights and other legal protections for the Company's inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.
I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or other third party ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, ideas, data,

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  know-how, developments, designs, techniques, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

7.
At all times, both during my employment and after its termination, I will keep all such Proprietary Information in confidence and trust, and I will not use or disclose any of such Proprietary Information without the written consent of the Company, except as may be necessary to perform my duties as an employee of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

8.
I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

9.
I represent that my performance of all terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public.

10.
To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

11.
This Agreement will be governed by and construed according to the laws of the State of California. If any provision of this Agreement is deemed unenforceable by law, then such provision will be deemed stricken from this Agreement, unless it can be modified by a court so as to render it enforceable consistent with the intent of the Agreement, and the remaining provisions will continue in full force and effect. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12.
This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior representations. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

13.
The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.
I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effected as of the first day of my employment by the Company.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Employee		Company
By:	/s/ Richard W. Kraber	By:	/s/ Kathy Doyle

Title:	V.P. Finance, CFO	Title:	H.R. Rep

Date:	9/1/95	Date:	9/1/95

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EXHIBIT A

PRIOR INVENTIONS

    The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Wind River Systems, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

/x/	No inventions or improvements.
/ /	See below:

/ /	Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.
/ /	Additional sheet attached.
/s/ Richard W. Kraber Employee Signature
Richard W. Kraber Employee—Print Name
9/1/95 Date

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APPENDIX

California Labor Code Section 2870

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)
Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)
Result from any work performed by the employee for the employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

SUPPLEMENTAL RELEASE

(To be signed on or after March 31, 2002)

    In further exchange for the consideration under the separation agreement between Wind River Systems, Inc. (the "Company") and me dated June 27, 2001 (the "Separation Agreement"), I hereby release, acquit and forever discharge the Company, its officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Supplemental Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended, ("ADEA"); the California Fair Employment and Housing Act, as amended tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. However, this Agreement shall not relieve or limit the obligation of the Company to indemnify Kraber in accordance with, and subject to the limitations of, California Corporations Code section 317 and/or the bylaws of the Company for claims or actions filed against Kraber arising out of his performance of his normal duties during the time he was an officer of the Company. This release shall become effective upon the receipt by Kraber of the sums specified in Paragraph 2(a and b) above.

    In exchange for the consideration provided to the Company under this Agreement, including your agreement to work for the Company during the transition periods described above, the Company hereby generally releases, acquits and forever discharges you, and your attorneys, successors, representatives and assigns, of and from any and all claims, liabilities, demands, causes of action, costs expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company, the performance of your duties as an officer of the Company or your retirement from such employment, provided, however, that the Company is not releasing any claims arising from any acts or omissions by you occurring on or before the Effective Date of this Agreement of which the Company becomes aware and gives you written notice on or before the Separation Date.

    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Supplemental Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Supplemental Release; (c) I have had twenty-one (21) days to consider this Supplemental Release; (d) I have seven (7) days following the date I sign this Supplemental Release to revoke it and (e) this Supplemental Release will not be effective until the date upon which the

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revocation period has expired, which will be the eighth day after I sign this Supplemental Release ("Release Effective Date").

    I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In granting the releases herein, which includes claims which may be unknown to the parties at present, the parties hereby acknowledge that they have read and understand Section 1542 of the California Civil Code, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to their releases of claims hereby.

By:	Richard Kraber
Date:

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EXHIBIT C

Personnel Option Status AS OF 3/31/02 Richard W. Kraber	Wind River Systems, Inc. ID: 94-2873391 500 Wind River Way Alameda, CA 94501
Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
871006	8/31/95	87EI	NQ	253,125	$4.6608	253,125	253,125	0	0	0	0
871086	1/31/96	87EI	NQ	20,250	$7.14666	20,250	20,250	0	0	0	0
871333	7/23/96	87EI	NQ	64,125	$11.14666	64,125	64,125	0	0	0	0
872051	7/24/97	87EI	NQ	45,000	$25.375	37,500	45,000	0	0	7,500	7,500
872105	9/8/97	87EI	NQ	105,000	$27.33333	20,626	105,000	0	0	84,374	84,374
8718	5/13/98	87EI	NQ	45,000	$22.45833	28,125	43,125	0	1,875	16,875	15,000
EI003	4/13/99	98EI	NQ	45,000	$13.625	17,812	32,812	0	12,188	27,188	15,000
EI41	5/6/99	98EI	NQ	15,000	$14.25	5,937	10,625	0	4,375	9,063	4,688
009305	4/17/00	98EI	NQ	26,460	$29.50	0	12,678	0	13,782	26,460	12,678
012154	10/13/00	98EI	NQ	7,050	$36.375	0	2,496	0	4,554	7,050	2,496
012164	10/13/00	98EI	NQ	7,050	$36.375	0	7,050	0	0	7,050	7,050

				633,060		447,500	596,286	0	36,774	185,560	148,786

EXHIBIT D
Original Projections—Based on 10% Gross Growth Rate
SPLIT DOLLAR PLAN FOR RICHARD KRABER—JOINT LIFE EQUIVALENT
$2,000,000 VARIABLE UNIVERSAL JOINT LIFE
—Projected 5-Pay Premium Assuming 10% Gross Growth Rate—

				WIND RIVER SYSTEMS, INC.					EXECUTIVE					TOTAL INSURANCE BENEFIT
		-1-		-2-	-3-	-4-	-5-	-6-	-7-	-8-	-9-	-10-	-11-	-12-	-13-
Year	Age	Total Annual Premium		Net Corporate Premium	Cumulative Corporate Premium	After-tax Cost of "US38" Bonus	Corporate Net Cash Value	Corporate Net Death Benefit	Bonus from Company "US 38" Costs	Tax on "US 38" Bonus	Net Cash Value	Net Death Benefit	IRR on Exec. Contribution to Trust's Death Benefit	Total Cash Value	Total Death Benefit
				Col. 1 - Col. 7 less rollouts	Cumulative of Col. 2	Col. 7 * 40%	Lesser of Col. 3 or Col. 12	Col. 3	ecomomic benefit	based on a 40% tax bracket	Col. 12 - Col. 5	Col. 13 - Col. 6	IRR Col. 7 to Col. 10
1998	57	$67,909		$67,372	$67,372	$322	$54,138	$67,372	537	$215	$0	$2,000,000	372565%	$54,138	$2,067,372
1999	58	67,909		67,277	134,649	379	122,026	134,649	632	253	0	2,000,000	5946%	122,026	2,134,649
2000	59	67,909		67,163	201,812	448	189,717	201,812	746	299	0	2,000,000	1409%	189,717	2,201,812

2001	60	67,909		67,028	268,840	529	266,266	268,840	881	352	0	2,000,000	649%	266,266	2,268,840

2002	61	67,909		66,868	335,708	624	335,708	335,708	1,041	416	13,158	2,000,000	390%	348,867	2,335,709
2003	62	0	*	(1,231)	334,478	738	334,478	334,478	1,231	492	41,635	2,000,000	269%	376,112	2,334,478
2004	63	0	*	(1,454)	333,024	872	333,024	333,024	1,454	582	71,843	2,000,000	202%	404,868	2,333,024
2005	64	0	*	(1,722)	331,302	1,033	331,302	331,302	1,722	689	103,828	2,000,000	159%	435,131	2,331,303
2006	65	0	*	(2,035)	329,267	1,221	329,267	329,267	2,035	814	139,208	2,000,000	130%	468,475	2,329,267
2007	66	0	*	(2,409)	326,858	1,445	326,858	326,858	2,409	964	178,271	2,000,000	110%	505,129	2,326,858
Subtotals		$339,545	*	$326,858	$326,858	$1,445	$326,858	$326,858	$12,687	$964	$178,271	$2,000,000	110%	$505,129	$2,326,858
2008	67	0	*	(2,854)	324,004	1,712	324,004	324,004	2,854	1,141	221,420	2,000,000	94%	545,425	2,324,004
2009	68	0	*	(3,377)	320,627	2,026	320,627	320,627	3,377	1,351	268,616	2,000,000	82%	589,243	2,320,627
2010	69	0	*	(4,000)	316,627	2,400	316,627	316,627	4,000	1,600	320,211	2,000,000	72%	636,838	2,316,627
2011	70	0	*	(4,735)	311,892	2,841	311,892	311,892	4,735	1,894	376,542	2,000,000	65%	688,434	2,311,892
2012	71	0	*	(5,605)	306,287	3,363	306,287	306,287	5,605	2,242	438,017	2,000,000	58%	744,304	2,306,287
2013	72	0	*	(306,287)	Rollout from policy values			0	306,287	0	471,854	2,000,000	49%	471,854	2,000,000
2014	73	0	*	0	0	0	0	0	0	0	508,115	2,000,000	44%	508,115	2,000,000
2015	74	0	*	0	0	0	0	0	0	0	546,793	2,000,000	39%	546,793	2,000,000
2016	75	0	*	0	0	0	0	0	0	0	587,857	2,000,000	34%	587,857	2,000,000
2017	76	0	*	0	0	0	0	0	0	0	631,215	2,000,000	30%	631,215	2,000,000
Subtotals		$339,545		$0	$0	$0	$0	$0	$339,545	$0	$631,215	$2,000,000	30%	$631,215	$2,000,000
2018	77	0	*	0	0	0	0	0	0	0	676,867	2,000,000	27%	676,867	2,000,000
2019	78	0	*	0	0	0	0	0	0	0	724,722	2,000,000	24%	724,722	2,000,000
2020	79	0	*	0	0	0	0	0	0	0	774,609	2,000,000	21%	774,609	2,000,000
2021	80	0	*	0	0	0	0	0	0	0	826,296	2,041,966	19%	826,296	2,041,966
2022	81	0	*	0	0	0	0	0	0	0	879,398	2,202,455	18%	879,398	2,202,455
2023	82	0	*	0	0	0	0	0	0	0	933,603	2,376,797	18%	933,603	2,376,797
2024	83	0	*	0	0	0	0	0	0	0	988,572	2,566,259	17%	988,572	2,566,259
2025	84	0	*	0	0	0	0	0	0	0	1,043,805	2,771,921	16%	1,043,805	2,771,921
2026	85	0	*	0	0	0	0	0	0	0	1,099,379	2,995,192	16%	1,099,379	2,995,192
2027	86	0	*	0	0	0	0	0	0	0	1,154,179	3,236,431	15%	1,154,179	3,236,431
Totals		$339,545		$0	$0	$0	$0	$0	$339,545	$0	$1,154,179	$3,236,431	15%	$1,154,179	$3,236,431

Insurance values are not valid without complete ledger illustrations.
Insurance values are based on an average gross return on invested funds of 10%.
Insurance values are based on current insurance company mortality charges, expenses, and taxes.
Insurance values are based on projections and are not guaranteed or estimates of the future.
* Based on the current crediting rate and insurance company assumptions, policy values are projected to be sufficient to pay future insurance charges, but are not guaranteed.
Insurance values are based on a male age 57 and a female age 57 both non-smokers in good health.
Assumes both insureds survive to the time of rollout and that "PS 58" term rates and "US 38" rates (joint survivor) are used to measure the annual economic benefit.
Sitzmann, Morris and Lavis does not provide legal or accounting advice. Please consult your legal and accounting advisors in these areas.

20-Jun-01

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  Exhibit 10.49